EXHIBIT 99.2

Web.com Group, Inc.
2011 Inducement Award Plan

Option Grant Notice

Web.com Group, Inc. (the “Company”), pursuant to its 2011 Inducement Award Plan (the “Plan”), hereby grants to Optionholder an option to purchase the number of shares of the Company’s Common Stock set forth below.  This option is subject to all of the terms and conditions as set forth herein and the corresponding Grant Acceptance referenced below.  The Grant Acceptance, which Grant Acceptance is incorporated herein by this reference, was made available to the Optionholder electronically.  This option is also subject to all of the terms and conditions as set forth in the Option Agreement and the Plan, all of which are attached hereto and incorporated herein in their entirety.

Optionholder:	As Indicated in the Grant Acceptance
Date of Grant:	As Indicated in the Grant Acceptance
Vesting Commencement Date:	As Indicated in the Grant Acceptance
Number of Shares Subject to Option:	As Indicated in the Grant Acceptance
Exercise Price (Per Share):	As Indicated in the Grant Acceptance
Total Exercise Price:	As Indicated in the Grant Acceptance
Expiration Date:	As Indicated in the Grant Acceptance

Type of Grant:	Nonstatutory Stock Option

Exercise Schedule:

Four (4) year vesting schedule.  One Hundred Percent (100%) of the shares subject to the option shall be unvested as of the Vesting Commencement Date and fifty percent (50%) of the shares initially subject to vesting shall vest on the second anniversary of the Vesting Commencement Date.  Thereafter, one forty eighth (1/48th) of the shares initially subject to vesting shall vest on each monthly anniversary of the Vesting Commencement Date until all of the shares are fully vested; provided that no shares shall vest on any vesting date if on such date the option holder is not providing continuous service to the Company or any of its subsidiaries.

Payment:	By one or a combination of the following items (described in the Option Agreement):

☒ By cash or check
☒ Pursuant to a Regulation T Program if the Shares are publicly traded
☒ By delivery of already-owned shares if the Shares are publicly traded
☒ Subject to the Company’s consent at the time of exercise, by a “net exercise” arrangement

Additional Terms/Acknowledgements: The undersigned Optionholder acknowledges receipt of, and understands and agrees to this Option Grant Notice, the Option Agreement, the Plan, and Prospectus.  Optionholder further acknowledges that as of the Date of Grant, this Option Grant Notice, the Option Agreement, the Plan, and the Prospectus set forth the entire understanding between Optionholder and the Company regarding the acquisition of stock in the Company and supersedes all prior oral and written agreements on that subject.

Other Agreements:	________________________________
________________________________

WEB.COM GROUP, INC.

By:
Name:
Title: